Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – July 16, 2019

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2019 vs. 2018 Highlights

●	Total revenue increased 5% to $7.5 million

●	Net interest margin (tax-equivalent) increased by 14 basis points

●	Average loans increased $24.7 million, or 6%

●	Strong asset quality – Nonperforming assets were 0.05% of total assets at June 30, 2019

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.3 million, or $0.64 per share, for the second quarter of 2019, compared to $2.3 million, or $0.62 per share, for the second quarter of 2018. Net earnings for the first six months of 2019 were $4.9 million, or $1.35 per share, compared to $4.5 million, or $1.22 per share, for the first six months of 2018.

“The Company’s second quarter results reflect solid revenue growth,” said Robert W. Dumas, Chairman, President and CEO. Mr. Dumas continued, “The Company’s growth in net interest income and margin was driven by loan growth and improvements in our balance sheet mix.”

Net interest income (tax-equivalent) was $6.7 million for the second quarter of 2019, a 4% increase compared to $6.5 million for the second quarter of 2018. This increase was primarily due to loan growth and improved yields on interest-earning assets. Average loans were up 6% to $473.2 million in the second quarter of 2019 compared to $448.5 million in the second quarter of 2018. The Company’s net interest margin (tax-equivalent) increased to 3.50% in the second quarter of 2019, compared to 3.36% for the second quarter of 2018 as earning asset yields improved.

Nonperforming assets were $0.4 million or 0.05% of total assets at June 30, 2019, compared to $1.2 million or 0.15% of total assets at June 30, 2018. The allowance for loan losses was 1.02% of total loans at June 30, 2019, compared to 1.04% of total loans at June 30, 2018. The Company recorded no provision for loan losses in the second quarter of 2019 and 2018. The provision for loan loss is based upon various estimates and judgments, including the absolute level of loans, loan growth, credit quality and the amount of net charge-offs.

Noninterest income was $0.9 million for the second quarter of 2019, compared to $0.8 million for the second quarter of 2018. Noninterest expense was $4.6 million for the second quarter of 2019, compared to $4.3 million for the second quarter of 2018. This increase was primarily due to increases in salaries and benefits expense.

The Company paid cash dividends of $0.25 per share in the second quarter of 2019, an increase of 4.2% from the same period in 2018. We purchased 9,687 of our shares in the latest quarter and 72,205 shares year to date in 2019. At June 30, 2019, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $839 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2018 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Second Quarter Net Earnings/page 3 Financial Highlights (unaudited)
Quarter ended June 30,	Six Months ended June 30,

(Dollars in thousands, except per share amounts)	2019	2018	2019	2018

Results of Operations
Net interest income (a)	$6,742	$6,469	$13,508	$12,909
Less: tax-equivalent adjustment	145	152	291	308

Net interest income (GAAP)	6,597	6,317	13,217	12,601
Noninterest income	885	839	2,045	1,692

Total revenue	7,482	7,156	15,262	14,293
Provision for loan losses	—	—	—	—
Noninterest expense	4,629	4,326	9,240	8,728
Income tax expense	546	566	1,172	1,106

Net earnings	$2,307	$2,264	$4,850	$4,459

Per share data:
Basic and diluted net earnings:	$0.64	$0.62	$1.35	$1.22
Cash dividends declared	$0.25	$0.24	$0.50	$0.48
Weighted average shares outstanding:
Basic and diluted	3,577,409	3,643,731	3,595,972	3,643,707
Shares outstanding, at period end	3,571,828	3,643,793	3,571,828	3,643,793
Book value	$26.34	$23.53	$26.34	$23.53
Common stock price:
High	$39.55	$50.99	$39.55	$50.99
Low	31.06	37.40	30.61	35.50
Period-end:	33.50	49.61	33.50	49.61
To earnings ratio	13.19	x	21.48	x	13.19	x	21.48	x
To book value	127%	211%	127%	211%
Performance ratios:
Return on average equity (annualized)	10.00%	10.48%	10.65%	10.22%
Return on average assets (annualized)	1.12%	1.10%	1.18%	1.07%
Dividend payout ratio	39.06%	38.71%	37.04%	39.34%
Other financial data:
Net interest margin (a)	3.50%	3.36%	3.52%	3.33%
Effective income tax rate	19.14%	20.00%	19.46%	19.87%
Efficiency ratio (b)	60.69%	59.20%	59.41%	59.78%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$131	$1,104	$131	$1,104
Other real estate owned	303	137	303	137

Total nonperforming assets	$434	$1,241	$434	$1,241

Net (recoveries) charge-offs	$(43)	$(18)	$(61)	$7

Allowance for loan losses as a % of:
Loans	1.02%	1.04%	1.02%	1.04%
Nonperforming loans	3,703%	430%	3,703%	430%
Nonperforming assets as a % of:
Loans and other real estate owned	0.09%	0.27%	0.09%	0.27%
Total assets	0.05%	0.15%	0.05%	0.15%
Nonperforming loans as a % of total loans	0.03%	0.24%	0.03%	0.24%
Annualized net (recoveries) charge-offs as a % of average loans	(0.04)%	(0.02)%	(0.03)%	—%

Selected average balances:
Securities	$243,784	$255,877	$241,914	$260,725
Loans, net of unearned income	473,181	448,493	475,297	449,911
Total assets	821,706	820,706	824,409	831,205
Total deposits	725,263	728,457	728,881	736,415
Long-term debt	—	919	—	2,062
Total stockholders’ equity	$92,272	86,420	91,110	$87,297
Selected period end balances:
Securities	$248,813	$251,320	$248,813	$251,320
Loans, net of unearned income	476,061	456,572	476,061	456,572
Allowance for loan losses	4,851	4,750	4,851	4,750
Total assets	839,178	811,791	839,178	811,791
Total deposits	740,501	721,005	740,501	721,005
Long-term debt	—	—	—	—
Total stockholders’ equity	$94,065	85,748	94,065	$85,748
(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports Second Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six Months ended June 30,

(Dollars in thousands, except per share amounts)	2019	2018	2019	2018

Net interest income, as reported (GAAP)	$6,597	$6,317	$13,217	$12,601
Tax-equivalent adjustment	145	152	291	308

Net interest income (tax-equivalent)	$6,742	$6,469	$13,508	$12,909